Exhibit 99.1

Oceaneering Appoints Martin J. McDonald
as Senior Vice President, Remotely Operated Vehicles

December 18, 2015 - Houston, Texas - Oceaneering International, Inc. (“Oceaneering” or the “Company”) (NYSE:OII) announced the appointment, effective January 1, 2016, of Martin J. McDonald as Senior Vice President, Remotely Operated Vehicles, with global responsibility for Oceaneering's Remotely Operated Vehicle (“ROV”) business.

Mr. McDonald's career spans 26 years with Oceaneering. He most recently served as Vice President and General Manager of Oceaneering's ROV operations in the eastern hemisphere from 2006.

Rod Larson, Oceaneering's President, stated, “I am pleased to announce Martin’s appointment. He is a seasoned executive with an impressive track record in our international ROV operations. Martin's broad operational knowledge, firm grasp of market conditions and commercial acumen will enable us to continue to provide our customers with exemplary service and technologies. In his new role at Oceaneering, Martin will report to Chief Operating Officer, Clyde Hewlett.”

The Company also announced today that Kevin F. Kerins, who currently holds this position, will become Oceaneering's Senior Vice President, Underwater Vehicle Technologies, responsible for managing the Company's initiatives to innovate and develop future ROV and Autonomous Underwater Vehicle (“AUV”) capabilities to create superior customer value.

Oceaneering is a global provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Oceaneering is a publicly traded company on the New York Stock Exchange under the symbol “OII.”

For more information on the Company, please visit Oceaneering's website at www.oceaneering.com.

Contact:
Suzanne Spera
Director, Investor Relations
Oceaneering International, Inc.
713-329-4707
investorrelations@oceaneering.com